Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

EXHIBIT 5 and 23.1

May 28, 2025

Re:	OPINION OF DAVIS POLK & WARDWELL LLP

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

Morgan Stanley, a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (as it may be amended or supplemented from time to time, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 50,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for issuance under the Company’s Equity Incentive Compensation Plan (the “Plan”), pursuant to an amendment and restatement of the Plan increasing the number of shares reserved for issuance thereunder by 50,000,000, effective as of March 31, 2025.

The Plan is filed or incorporated by reference as an exhibit to the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of the consideration for the Shares specified therein, will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Shares, (i) the Board of Directors or a duly authorized officer of the Company, as applicable, shall have duly authorized the issuance of such Shares and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; and (iii) there shall not have occurred any change in law affecting the validity of such Shares. We have also assumed that the issuance, execution and delivery of the Company pursuant to any such Shares (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP